Exhibit 99.1

NEWS RELEASE

Contact: Matt Barton, President and CEO, mbarton@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Appoints Kevin M. Olsen as Chief Financial Officer

COLMAR, PENNSYLVANIA (May 24, 2016) – Dorman Products, Inc. (NASDAQ:DORM) today announced that Kevin M. Olsen will join its management team as Senior Vice President and Chief Financial Officer effective June 13, 2016.

“I’m excited to welcome Kevin to our Leadership Team. Kevin’s strong blend of financial and operational expertise will provide tremendous value as we continue to expand our leadership position in the light, medium and heavy duty markets that we serve. I’d like to thank Mike Ginnetti for his outstanding work as Interim Chief Financial Officer over the past few months. I am confident that Mike will continue to make many contributions to our future growth in his continuing role as Dorman’s Vice President – Corporate Controller,” said Matt Barton, President and Chief Executive Officer.

Mr. Olsen is a seasoned financial executive with more than 20 years’ experience and a track record of producing strong financial and operating results while acting as a true business partner throughout his career. He joins Dorman from his post as Chief Financial Officer of Colfax Fluid Handling, a division of Colfax Corporation. Prior to Colfax, he held a number of positions of increasing responsibility at Crane Co. and Danaher Corporation after beginning his career in public accounting. Mr. Olsen is a CPA and holds an Accounting Degree from Bryant University.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 26, 2015. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.